Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

August 8, 2016

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

Registration Statement on Form S-8

of International Paper Company

Ladies and Gentlemen:

We have acted as special counsel to International Paper Company, a New York corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the issuance of $40,000,000 in deferred compensation obligations (the “Deferred Compensation Obligations”) in connection with the International Paper Company Deferred Compensation Savings Plan, as amended and restated effective January 1, 2009, and as further amended on September 28, 2014 and October 13, 2014 (the “Plan”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that (i) the $40,000,000 in Deferred Compensation Obligations, if and when issued in accordance with the terms of the Plan, will be legally valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, by general equitable principles or fiduciary considerations and public policy considerations (whether such principles or considerations are considered in an action at law or a proceeding in equity); (ii) the Plan is designed to be a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and (iii) the provisions of the Plan document comply with the requirements of ERISA applicable to top hat plans. We do not provide an opinion as to whether the Plan is being operated by the Company as a top hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any other jurisdiction.

Very truly yours,

/s/ Debevoise & Plimpton LLP